SECOND AMENDMENT
TO
WHOLESALE DISTRIBUTION AGREEMENT

This SECOND AMENDMENT TO WHOLESALE DISTRIBUTION AGREEMENT, dated as of August 1, 2015, is by and between MONY LIFE INSURANCE COMPANY OF AMERICA, an Arizona life insurance company ("MONY America"), and AXA DISTRIBUTORS, LLC, a Delaware limited liability company (the "Distributor").

MONY America and the Distributor hereby agree to modify and amend the Wholesale Distribution Agreement, dated as of April 1, 2005, between MONY America and the Distributor, as previously amended from and after the date hereof as follows:

1. Section 1.1 of the Wholesale Distribution Agreement is amended and restated in its entirety as follows: "MONY America authorizes the Distributor to distribute any class of insurance policies and annuity products from time to time offered by MONY America (the "Products") to both retail and wholesale broker-dealers and general agents as provided herein."

2. All references to the National Association of Securities Dealers, Inc., or NASD, shall be replaced with Financial Industry Regulatory Authority, or FINRA.

Except as modified and amended hereby, the Wholesale Distribution Agreement is in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to Distribution Agreement to be duly executed and delivered as of the day and year first above written.

MONY LIFE INSURANCE COMPANY OF AMERICA	AXA DISTRIBUTORS, LLC
By: ______________________	By: ______________________
Name: Anders Malmstrom	Name: Nick Lane
Title: Senior Executive Director and Chief Financial Officer	Title: Senior Executive Director and President